                                 EXHIBIT 11.1

                               NOVA CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                                         10-MONTH
                                                                       PERIOD ENDED
                                                                       DECEMBER 31,
                                                                           1995
                                                                       -----------
Weighted average Common Stock outstanding during the period..........  $ 2,645,290
Cheap Stock..........................................................       52,061
Conversion of preferred stock into common stock......................   11,876,218
Dilutive effect of common stock equivalents..........................    3,450,913
                                                                       -----------
     Total...........................................................   18,024,482
Net income...........................................................  $ 4,887,000
Less: Preferred Stock dividends......................................      488,899
                                                                       -----------
Net income available for Common Stock and common stock equivalents...  $ 4,398,101
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Per share amount.....................................................  $      0.24
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